EX 5.1

Prosper Funding LLC
221 Main Street
3rd Floor
San Francisco CA 94105
415-593-5400

Ladies and Gentlemen:

I am General Counsel of Prosper Marketplace, Inc., a Delaware corporation (“PMI”), and have advised PMI and Prosper Funding LLC, a Delaware limited liability company (“Prosper Funding” and, collectively with PMI, the “Registrants”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-1 (the “Registration Statement”) being filed herewith under the Securities Act of 1933 (the “Act”).  The Registration Statement includes, as Part 1 thereof, a preliminary prospectus, dated as of the date hereof, relating to an offering of up to $1,000,000,000 in aggregate principal amount of Prosper Funding’s Borrower Payment Dependent Notes (the “Notes”) and PMI Management Rights that will accompany the Notes.

The Notes and the PMI Management Rights will be offered and sold in accordance with the terms of an Investor Registration Agreement (the “Investor Registration Agreement”), between PMI, Prosper Funding and a purchaser of the Notes. The form of the Investor Registration Agreement has been filed with the SEC and is being incorporated by reference into the Registration Statement.  The Notes will be issued under an Amended and Restated Indenture (the “Indenture”), between Prosper Funding and CSC Trust Company of Delaware, as trustee (the “Trustee”) that has been filed as an exhibit to the Registration Statement.  As used herein, the “PMI Management Rights” are comprised of the services that PMI has provided and will provide, as described in the Administration Agreement that has been entered into between PMI and Prosper Funding (the “Administration Agreement”), the Indenture, the Investor Registration Agreement, and in the Registration Statement.  The Administration Agreement has been filed with the SEC and is being incorporated by reference into the Registration Statement. The Administration Agreement, the Indenture and the Investor Registration Agreement are filed as exhibits to the Registration Statement.

I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.  I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of Prosper Funding and PMI, and other sources believed by me to be responsible.

With respect to the Notes, I have assumed that the Trustee has duly authorized the Indenture.  I have further assumed with respect to the Notes and the PMI Management Rights that each Investor Registration Agreement will be duly authorized, executed and delivered by Prosper Funding and the other parties thereto.

Based upon and subject to the foregoing and subject to the qualifications set forth below, with respect to the Notes, I am of the opinion that when, as and if: (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all Prospectus Supplements required by applicable law have been delivered and filed as required by such laws, and (ii) the Notes have been duly executed by Prosper Funding and authenticated by the Trustee in accordance with the

EX 5.1

Indenture and have been duly issued and delivered against payment therefor in accordance with the terms of the respective Investor Registration Agreements and as contemplated by the Registration Statement, then, upon the happening of such events, the Notes will constitute the valid and binding obligations of Prosper Funding, enforceable against Prosper Funding in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Based upon and subject to the foregoing and subject to the qualifications set forth below, with respect to the PMI Management Rights, I am of the opinion that when, as and if: (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all Prospectus Supplements required by applicable law have been delivered and filed as required by such laws and (ii) the Notes have been duly executed by Prosper Funding and authenticated by the Trustee in accordance with the Indenture and have been duly issued and delivered against payment therefor in accordance with the terms of the respective Investor Registration Agreements, and as contemplated by the Registration Statement then the PMI Management Rights will constitute the valid and binding obligations of PMI, enforceable against PMI in accordance with the terms of the Administration Agreement, the Indenture and the Investor Registration Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I express no opinion as to the binding effect of: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest; or (v) provisions that are deemed to be inconsistent with general principles of equity.

I do not express any opinion herein on any laws other than the laws of the State of New York, the Delaware General Corporation Law, and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  I also hereby consent to the reference to me under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very Truly Yours,
/s/ Julie Hwang
Julie Hwang